Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Reports Significant Increase in Earnings for the First Half of 2015

Annapolis, MD (July 24, 2015) – Severn Bancorp, Inc., (Nasdaq: SVBI) (“Company”) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $1,365,000 or $.08 per share for the second quarter of 2015 compared to a net loss of $(576,000) or $(.12) per share for the second quarter of 2014. Earnings for the second quarter also increased by 58% compared to net income of $865,000 or $.03 per share for the first quarter of 2015. Year to date earnings improved significantly at $2,230,000 or $.10 per share for 2015 versus $291,000 or $(.09) per share for the same period of 2014. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization. Another indication of numbers headed in the right direction came in the form of further decreases in non-performing assets.

“We are very pleased with the upward trend of our earnings,” stated Alan J. Hyatt, president and chief executive officer. Mr. Hyatt continued, “We are fortunate to continue to benefit from a still improving economy presenting us with ample opportunity to show the people and businesses of Anne Arundel County what we have to offer them. The more robust economy has also helped in the areas of reduction of delinquencies and non-performing assets coupled with a significant increase in mortgage originations. We are very optimistic about the rest of 2015.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $780 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

# # #

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn Bancorp, Inc.’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30, 2015	March 31 2015	December 31, 2014	September 30, 2014	June 30, 2014

Summary Operating Results:
Interest income	$7,779	$7,860	$8,086	$8,000	$7,808
Interest expense	2,243	2,201	2,236	2,153	2,130
Net interest income	5,536	5,659	5,850	5,847	5,678
Provision for loan losses	100	100	400	250	(19)
Net interest income after provision for loan losses	5,436	5,559	5,450	5,597	5,697
Non-interest income	2,332	900	1,142	1,245	962
Non-interest expense	6,368	5,593	5,041	5,754	7,235
Income (loss) before income tax provision	1,400	866	1,551	1,088	(576)
Income tax provision	35	1	1	20	-
Net income (loss)	$1,365	$865	$1,550	$1,068	$(576)

Per Share Data:
Basic earnings (loss) per share	$0.08	$0.03	$0.10	$0.05	$(0.12)
Diluted earnings (loss) per share	$0.08	$0.03	$0.09	$0.05	$(0.12)
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,088,549	10,070,796	10,067,379	10,067,379	10,067,379
Average diluted shares outstanding	10,113,295	10,093,251	10,095,866	10,101,445	10,067,379

Performance Ratios:
Return on average assets	0.18%	0.11%	0.20%	0.14%	-0.07%
Return on average equity	1.65%	1.05%	1.88%	1.30%	-0.71%
Net interest margin	3.16%	3.22%	3.32%	3.29%	3.19%
Efficiency ratio*	80.27%	86.26%	71.60%	80.40%	109.32%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Balance Sheet Data:
Total assets	$781,923	$781,628	$776,328	$769,313	$788,653
Total loans receivable	611,823	627,591	643,317	629,342	616,956
Allowance for loan losses	(8,944)	(8,964)	(9,435)	(9,282)	(10,828)
Net loans	602,879	618,627	633,882	620,060	606,128
Deposits	544,112	546,535	543,814	537,743	555,780
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	85,145	84,275	83,810	82,739	82,150
Bank's Tier 1 core capital to total assets	14.1%	14.0%	13.8%	13.7%	13.2%
Book value per share	$5.80	$5.71	$5.68	$5.57	$5.51

Asset Quality Data:
Non-accrual loans	$10,107	$13,317	$12,845	$10,798	$13,401
Foreclosed real estate	2,092	2,211	1,947	5,024	5,689
Total non-performing assets	12,199	15,528	14,792	15,822	19,090
Total non-accrual loans to net loans	1.7%	2.2%	2.0%	1.7%	2.2%
Total non-accrual loans to total assets	1.3%	1.7%	1.7%	1.4%	1.7%
Allowance for loan losses	8,944	8,964	9,435	9,282	10,828
Allowance for loan losses to total loans	1.5%	1.4%	1.5%	1.5%	1.8%
Allowance for loan losses to total non-accrual loans	88.5%	67.3%	73.5%	86.0%	80.8%
Total non-performing assets to total assets	1.6%	2.0%	1.9%	2.1%	2.4%
Non-accrual troubled debt restructurings (included above)	2,128	2,620	2,641	1,853	1,868
Performing troubled debt restructurings	25,591	26,175	27,724	28,828	30,146
Loan to deposit ratio	112.4%	114.8%	118.3%	117.0%	111.0%